Exhibit 99.1

For Release: April 30, 2007 Contact: Lisa Razo (802) 865-1838

Merchants Bancshares, Inc. Announces 2007 First Quarter Results

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.62 million or diluted earnings per share of $0.42 for the quarter ended March 31, 2007. This compares with net income of $2.72 million or diluted earnings per share of $0.43 for the first quarter of 2006. The return on average assets was 0.93% for the quarter ended March 31, 2007, compared to 1.01% for the same period in 2006. The return on average equity was 15.05% and 16.47% for the first quarters of 2007 and 2006, respectively.

Total assets increased $41.19 million to $1.14 billion at March 31, 2007 from $1.10 billion at March 31, 2006 and increased $4.2 million from December 31, 2006. Total loans increased $72.51 million to $694.38 million at March 31, 2007 from the March 31, 2006 balance of $621.87 million. Average loans for the first quarter of 2007 were $690.05 million, compared to $608.88 million for the first quarter of 2006 and $685.28 million for the fourth quarter of 2006. The rate of Merchants' first quarter loan growth during 2007 was slower than that of first quarter 2006. Residential real estate and commercial loans made up the bulk of the increase in loans since the fourth quarter of 2006.

Deposits ended the quarter at $890.71 million, an increase of $38.26 million over the March 31, 2006 balance of $852.45 million. Average deposits for the first quarter of 2007 were $874.78 million, compared to $846.62 million for the first quarter of 2006 and $864.97 million for the fourth quarter of 2006. While the numbers of Merchants' accounts and households continue to increase, the shift within deposit categories continues as depositors seek higher yields. Quarterly average savings, NOW and money market balances have decreased by $8.06 million from the fourth quarter of 2006 to the first quarter of 2007, while average time deposit balances have increased by $24.05 million during this time period.

Merchants' net interest income decreased $115 thousand for the first quarter of 2007, compared to 2006. Merchants' net interest margin decreased 23 basis points to 3.60% from 3.83% for the first quarter of 2007 compared to 2006, and decreased by two basis points when comparing the first quarter of 2007 to the fourth quarter of 2006. These decreases are attributable to a number of factors. Merchants' liability sensitivity has continued to increase due to changes in its balance sheet mix throughout the past year, while short-term interest rates rose higher, accompanied by a sustained flat yield curve. Merchants' average yield on interest earning assets increased by five basis points during the first quarter of 2007, and by 30 basis points during the last year, while its cost of interest bearing liabilities increased by eight basis points during the course of the first quarter of 2007, and 61 basis points throughout the last year. The shift from variable-rate to fixed-rate in Merchants' combined commercial mortgage and commercial loan portfolios has continued as customers locked in their rates in the current flat yield curve environment. At the same time, Merchants' deposits have continued to shift from lower cost savings, NOW and money market accounts to higher rate time deposits. Merchants has continued to make adjustments to its time deposit rates, rather than make even greater changes in money market account rates. Merchants' interest rate on long-term debt has increased five basis points during the first quarter of 2007 as long-term debt taken out in a lower interest rate environment runs off. The cost of short-term securities sold under agreements to repurchase has decreased by 12 basis

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points from the fourth quarter of 2006 to the first quarter of 2007 as Merchants has been able to make small downward adjustments to these rates and still remain competitive.

Total noninterest income decreased $24 thousand to $1.84 million for the first quarter of 2007 from $1.87 million for the first quarter of 2006. Merchants sold one security during the first quarter due to concerns about the company's exposure to the sub-prime mortgage market. A $37 thousand loss was recognized on the sale. There were no security gains or losses during the first quarter of 2006. Excluding the security losses, noninterest income increased by $13 thousand for the first quarter of 2007 compared to 2006. This increase was driven primarily by increased Trust department revenue, as well as increases in net ATM/debit card revenue.

Total noninterest expense was $7.97 million for the first quarter of 2007 compared to $7.94 million for the first quarter of 2006. Salaries and employee benefits decreased $132 thousand to $3.94 million from $4.07 million for the first quarter of 2007 compared to 2006. This decrease is primarily a result of a decrease in the employer match in Merchants' 401(k) plan. Legal and professional fees increased $109 thousand to $646 thousand from $537 thousand related to special projects undertaken during the first quarter of 2007. Marketing expenses decreased $56 thousand to $284 thousand from $340 thousand during the first quarter related to the timing of services and expenses. Other noninterest expenses increased $91 thousand to $1.59 million for the first quarter of 2007 from $1.50 million for the first quarter of 2006. Merchants experienced a defalcation during the quarter; insurance coverage was subject to a $100 thousand deductible.

Merchants declared a dividend on April 19, 2007, of 28 cents per share payable May 17, 2007, to shareholders of record as of May 3, 2007. For more information on the quarter, please refer to Merchants' quarterly Form 10-Q, which will be filed in early May and will be available on the SEC website at www.sec.gov.

Mr. Michael Tuttle, Merchants' President and Chief Executive Officer, and Ms. Janet Spitler, Merchants' Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, May 4, 2007. Interested parties may participate in the conference call by dialing (800) 230-1092; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on May 11, 2007. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 859450.

The continuing mission of Merchants Bank is to provide Vermonters with a state-wide community bank that blends a strong technology platform with a genuine appreciation for local markets. It fulfills this commitment through a branch-based system that includes 36 community bank offices and 43 ATMs throughout Vermont, Personal Bankers dedicated to top-quality customer service, and streamlined products: FreedomLYNX® Banking, which consists of Free Checking for Life®, a low cost Money Market Account, Free Online Banking and Bill Pay, Overdraft Coverage, Direct Deposit, Free Debit Card and Free Automated Phone Banking; TimeLYNX® Flexible Certificates of Deposit; AutoLYNXSM Vehicle Loans; HomeLYNX® Home Equity Loans and Lines of Credit; RealLYNX® Residential Mortgages; CommerceLYNX® Business Banking; and Q-LYNX Quick Decision Business Loans. For more information about Merchants Bank, visit mbvt.com. Member FDIC. Equal Housing Lender. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and

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strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights
(In thousands except share and per share data)

	03/31/07	12/31/06	03/31/06	12/31/05

Balance Sheets - Period End
Total assets	$1,141,178	$1,136,958	$1,099,987	$1,075,236
Loans	694,379	689,283	621,874	605,926
Allowance for loan losses ("ALL")	7,026	6,911	6,637	7,083
Net loans	687,353	682,372	615,237	598,843
Securities available for sale	315,253	333,958	403,245	382,797
Securities held to maturity	5,193	5,615	7,108	7,663
Fed funds sold and other short term investments	66,000	42,000	--	--
Other assets	67,379	73,013	74,397	85,933
Deposits	890,706	877,352	852,447	854,576
Securities sold under agreement to repurchase and
other short-term borrowings	84,604	90,547	76,206	52,988
Securities sold under agreement to repurchase-long term	20,000	20,000	20,000	20,000
Other long-term debt	48,782	53,863	55,188	55,764
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	5,488	4,880	10,496	4,892
Shareholders' equity	70,979	69,697	65,031	66,397
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,127,651	$1,130,370	$1,081,803	$1,059,923
Loans	690,045	685,284	608,881	598,159
Allowance for loan losses	6,942	6,882	7,109	7,101
Net loans	683,103	678,402	601,772	591,058
Investment securities, including Federal Home
Loan Bank stock	336,886	358,008	411,947	396,034
Federal funds sold, securities purchased under agreements
to resell, and interest bearing deposits with banks	44,917	26,815	228	58
Other assets	62,745	67,145	67,856	72,773
Deposits	874,777	864,966	846,620	854,591
Securities sold under agreement to repurchase and
other short-term borrowings	86,660	92,779	72,801	50,741
Securities sold under agreement to repurchase-long term	20,000	20,000	20,000	851
Other long-term debt	50,273	55,778	52,399	59,365
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	5,780	6,710	3,279	9,249
Shareholders' Equity	69,542	69,518	66,085	64,507
Interest earning assets	1,071,848	1,070,107	1,021,056	994,251
Interest bearing liabilities	934,851	930,485	892,446	863,077
Ratios and Supplemental Information - Period End
Book value per share	$12.10	$11.87	$10.85	$11.11
Book value per share (1)	$11.49	$11.25	$10.33	$10.55
Tier I leverage ratio	8.29%	8.24%	8.44%	8.54%
Period end common shares outstanding	6,174,980	6,196,328	6,295,286	6,290,889
Credit Quality - Period End
Nonperforming loans ("NPLs")	$2,515	$2,698	$1,876	$2,364
Nonperforming assets ("NPAs")	2,773	2,956	2,188	2,364
NPLs as a percent of total loans	0.36%	0.39%	0.30%	0.39%
NPAs as a percent of total assets	0.24%	0.26%	0.20%	0.22%
ALL as a percent of NPLs	279%	256%	354%	300%
ALL as a percent of total loans	1.01%	1.00%	1.07%	1.17%

(1)	This book value includes 311,403, 323,038, 303,296 and 314,602 Rabbi Trust shares for the periods noted above, respectively.

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Merchants Bancshares, Inc.
Financial Highlights
(In thousands except share and per share data)

	For the Three Months Ended
	March 31,	March 31,	December 31,
	2007	2006	2006

Operating Results
Interest income
Interest and fees on loans	$11,465	$ 9,905	$11,682
Interest and dividends on investments	4,595	4,630	4,564
Total interest income	16,060	14,535	16,246
Interest expense
Deposits	4,448	3,093	4,191
Short-term borrowings	928	1,061	1,338
Long-term debt	1,170	752	956
Total interest expense	6,546	4,906	6,485
Net interest income	9,514	9,629	9,761
Provision for loan losses	--	--	--
Net interest income after provision for loan losses	9,514	9,629	9,761
Noninterest income
Trust Company income	487	458	443
Service charges on deposits	1,091	1,113	1,096
Gain (Loss) on sale of investments, net	(37)	--	(12)
Equity in losses of real estate limited partnerships	(451)	(423)	(399)
Other noninterest income	752	718	796
Total noninterest income	1,842	1,866	1,924
Noninterest expense
Salaries and employee benefits	3,936	4,068	3,964
Occupancy and equipment expenses	1,514	1,498	1,561
Legal and professional fees	646	537	712
Marketing expenses	284	340	407
Other noninterest expense	1,590	1,499	1,326
Total noninterest expense	7,970	7,942	7,970
Income before income taxes	3,386	3,553	3,715
Income taxes	769	831	883
Net income	$ 2,617	$ 2,722	$ 2,832
Ratios and Supplemental Information
Weighted average common shares outstanding	6,187,399	6,302,153	6,246,096
Weighted average diluted shares outstanding	6,205,009	6,328,067	6,267,318
Basic earnings per common share	$ 0.42	$ 0.43	$ 0.45
Diluted earnings per common share	0.42	0.43	0.45
Return on average assets	0.93%	1.01%	1.00%
Return on average shareholders' equity	15.05%	16.47%	16.30%
Net interest rate spread	3.24%	3.55%	3.26%
Net interest margin	3.60%	3.83%	3.62%
Efficiency ratio (1)	65.22%	63.91%	64.78%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of March 31, 2007, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $6.49 million.

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